Exhibit 10(d)

CONSULTING AGREEMENT

As amended January 1, 2007

THIS CONSULTING AGREEMENT (“Agreement”) amends the original Consulting Agreement dated January 20, 2002 as of the 29th day of December 2006, between Frederick County Bank, a Maryland corporation (“Bank”), and Raymond Raedy  (“Raedy”).

RECITALS

WHEREAS, Raedy was the primary incorporator of the Bank, prepared all of the initial regulatory filings, wrote and developed the Feasibility Study and Business Plan, and

Whereas, Raedy has special knowledge regarding regulatory work and applications pertaining to banks, and

Whereas, the Bank desires to engage Raedy as an independent consultant, and Raedy desires to accept such engagement,

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.             Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1 “Commencement Date” means January 1, 2007.

1.2 “Bank Board” means the Board of Directors of Frederick County Bank.

1.3 “Chairman” means the Chairman of the Board of Frederick County Bank.

1.4 “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

1.5  “President” means the President of Frederick County Bank

2.             Scope of Work; Term.

2.1 Scope of Work. Bank hereby engages Raedy to aid in facilities management and such other consulting projects as determined by the President of the Bank and agreed to by Raedy.  In carrying out such assignments, Raedy will be the sole judge as to the scope of work and how the assignment will be carried out.

2.2 Term. The term of this Agreement shall commence on January 1, 2007, and continue until December 31, 2007 (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement.

3.                                       Compensation and Benefits.  As full compensation pursuant to this Agreement and the covenants contained herein, Bank shall pay to Mr. Raedy the following:

3.1 Consulting Fee.   Raedy shall be paid a Consulting Fee of $40,000 for this extended one-year period.  The Bank shall pay the Consulting Fee in a lump sum on the first business day of 2008 or in equal installments during the consulting year, per the election of Raedy.

3.2 Taxes. Raedy, as an independent contractor, is solely responsible for all income and self-employment taxes.

3.3 Benefits.  Raedy will not be entitled to any benefits that the Bank offers to its employees.

3.4 Work Area. The Bank shall provide Raedy with a telephone with a designated number, and an email address to send and receive documents related to the Bank’s business, in order to carry out his duties under this Agreement.

3.5 Expenses.  The Bank shall reimburse Raedy for all reasonable expenses he incurs, on behalf of the Bank, while carrying out his duties under this Agreement.

4.           Termination of Agreement. This Agreement may be terminated prior to the expiration of the Term as provided below.

              4.1 Definition of Cause. For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation or similar conduct by Raedy in connection with or associated with the services rendered by  Raedy to the Bank under this Agreement;

(b) any Bank Regulatory Agency action or proceeding against Raedy as a result of his negligence fraud, malfeasance or misconduct; or

(c) any of the following conduct on the part of Raedy that has not been corrected or cured within thirty (30) days after having received written notice from the Bank Board detailing and describing such conduct:

(i)    the use of drugs, alcohol or other substances by Raedy to an extent which materially interferes with or prevents  Raedy from performing his duties under this Agreement; or

(ii)    willful or intentional misconduct on the part of  Raedy that results in substantial injury to the Bank or any of its subsidiaries or affiliates.

4.2  Termination by Bank.  The Bank shall have the right to cancel and terminate this Agreement for Cause immediately on written notice.

4.3  If this Agreement is terminated for any reason whatsoever, whether listed above or for any other reason, the Bank shall be obligated to pay Raedy, or his estate, the balance of his Consulting Fee due under this Agreement or outlined in Section 3.1.

 5.          Confidentiality; Non-Competition; Non-Interference.

5.1 Confidential Information. Raedy, during the course of this Agreement with the Bank, may have access to and become familiar with various confidential and proprietary information of the Bank, its subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank, its subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

5.2 Nondisclosure.  Raedy hereby covenants and agrees that he shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of his this Agreement with the Bank. The covenant set forth in this Section 5.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 5 by Raedy) or information that is customarily shown or disclosed.

5.3 Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Mr. Raedy, or otherwise provided to or coming into the possession of Raedy, that contain any proprietary information about or pertaining or relating to the Bank, its subsidiaries and/or affiliates and/or their businesses (“Proprietary Information”) shall at all times remain the exclusive property of the Bank. Promptly after a request by the Bank Board or at the termination of this Agreement, Raedy shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chairman, and Raedy shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Proprietary Information.

5.4  Reasonableness.  Raedy has carefully read and considered the provisions of this Article 5 and, having done so, agrees that the restrictions and agreements set forth in this Article 5 are fair and reasonable and are reasonably required for the protection of the interests of the Bank and its business, shareholders, directors, officers and employees. Raedy further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

If any court of competent jurisdiction should determine that the duration or scope of any provision or restriction set forth in this Article 5 exceeds the maximum duration or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

6.                                       Assignability.  Raedy shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

7.                                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein.

8.                                       Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given:

(1) when hand delivered to the other party, or

(2) when received by facsimile at the address a number set forth below provided however, that notices given by facsimile shall not be effective unless either a duplicate copy of such  facsimile notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this sub additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s  time) or on a non-business day); or

(3)  three (3) business days after the same have been deposited in a United States post office with first class certified mail, return receipt, postage prepaid and addressed to the  parties  as set forth below; or

(4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	John N. Burdette	To:	Mr. Raymond Raedy
	Chairman of the Board		8208 Ridgelea Court
	Frederick County Bank		Frederick, MD 21702
P.O. Box 1100
Frederick, MD 21702

9.                                     Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to this Agreement and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

10.                                 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.                                 Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

12.                                 Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

13.                                 Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

14.                                 Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Raedy and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FREDERICK COUNTY BANK		RAYMOND RAEDY

By:	/s/ John N. Burdette	By:	/s/ Raymond Raedy
Title:	Chairman of the Board
Date:	December 29, 2006